CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1, of our report dated April 15, 2013, of Pub Crawl Holdings, Inc. relating to the financial statements as of December 31, 2012 and for the period from November 7, 2012 (Inception) to December 31, 2012, and to the reference to our firm under the caption "Experts" in this Registration Statement.

M&K CPAS, PLLC

M&K CPAS, PLLC
Houston, Texas
June 13, 2013